Exhibit 99.1

Motorcar Parts of America Receives Notice From NASDAQ Due to Delayed Filing of Form 10-K

LOS ANGELES, July 6, 2012 (GLOBE NEWSWIRE) -- Motorcar Parts of America, Inc. (Nasdaq:MPAA) today announced it received a notice from the NASDAQ Stock Market on June 29, 2012 indicating that the company is not in compliance with NASDAQ listing rules because its Form 10-K for its fiscal year ended March 31, 2012 was not timely filed. The notice, which the company expected, was issued in accordance with standard NASDAQ procedures as a result of the delayed filing. Timely filing of periodic reports is a requirement for continued listing under NASDAQ Marketplace Rule 5250(c)(1).

The delay in filing is due to the company's inability to timely process the financial information for the fiscal year as a result of the company's acquisition of Fenwick Automotive Products Limited and related companies in May 2011.

The company is focusing significant efforts on completing the processing of this information and expects to file its Form 10-K for the fiscal year ended March 31, 2012 as soon as practicable.

The NASDAQ notice directs the company to submit a plan to regain compliance with the continued listing requirements within 60 days. The company expects to address the notice by filing its Form 10-K and submitting a required compliance plan within such timeframe.

About Motorcar Parts of America

Motorcar Parts of America, Inc. is a remanufacturer of alternators and starters utilized in imported and domestic passenger vehicles, light trucks and heavy duty applications. Through its wholly owned subsidiary Fenco Automotive Products, the company also offers a broad line of under-the-car products – including brakes, steering and driveline. Motorcar Parts of America's products are sold to automotive retail outlets and the professional repair market throughout the United States and Canada, with remanufacturing facilities located in California, Mexico, Malaysia, and administrative offices located in California, Tennessee, Mexico, Canada, Singapore and Malaysia. Additional information is available at www.motorcarparts.com.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. The statements contained in this press release that are not historical facts, including but not limited to, statements regarding the timing for the company to regain compliance with the NASDAQ listing rules, are forward-looking statements  based on the company's current expectations and beliefs concerning future developments and their potential effects on the company. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the company) and are subject to change based upon various factors. Reference is also made to the Risk Factors set forth in the company's Form 10-K Annual Report filed with the Securities and Exchange Commission (SEC) in June 2011 and in its Forms 10-Q filed with the SEC thereafter for additional risks and uncertainties facing the company. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise.

CONTACT:	Gary S. Maier
Maier & Company, Inc.
(310) 442-9852